As filed with the Securities and Exchange Commission on February 15, 2023

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GE HealthCare Technologies Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	88-2515116 (I.R.S. Employer Identification No.)
500 W. Monroe Street Chicago, IL (Address of principal executive offices)	60661 (Zip code)

GE HealthCare Technologies Inc. Mirror 2022 Long-Term Incentive Plan

GE HealthCare Technologies Inc. Mirror 2007 Long-Term Incentive Plan

GE HealthCare Technologies Inc. Mirror 1990 Long-Term Incentive Plan

(Full title of the Plan)

Frank R. Jimenez, Esq. 500 W. Monroe Street Chicago, IL 60661 617-443-3400 (Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Christodoulos Kaoutzanis, Esq.

John C. Kennedy, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

GE HealthCare Technologies Inc. (the “Company”) filed a Registration Statement on Form S-8 (the “Prior Registration Statement”) with the Securities and Exchange Commission (the “SEC”) on December 29, 2022, File No. 333-269047, which is hereby incorporated by reference. In the Prior Registration Statement, the Company registered 204,647 shares of common stock of the Company that may be issued under the GE HealthCare Technologies Inc. Mirror 2022 Long-Term Incentive Plan, 6,307,840 shares of common stock of the Company that may be issued under the GE HealthCare Technologies Inc. Mirror 2007 Long-Term Incentive Plan and 136 shares of common stock of the Company that may be issued under the GE HealthCare Technologies Inc. Mirror 1990 Long-Term Incentive Plan (the “GEHC Mirror LTIPs”), respectively, in each case, with respect to stock options or restricted stock unit awards (including any performance stock unit awards) denominated in shares of common stock of the Company received in conversion of outstanding stock options and restricted stock unit awards (including any performance stock unit awards) of General Electric Company that were held immediately prior to the Spin-Off (as defined below) by employees of the Company or its subsidiaries. The conversion ratio applicable with respect to such awards was not fully determinable until shortly following the Spin-Off, and following application of the actual conversion ratio, it was determined that the number of shares of common stock of the Company subject to such awards under each of the GEHC Mirror LTIPs exceeded the number of shares previously registered on the Prior Registration Statement with respect to each of the GEHC Mirror LTIPs. As a result, this Registration Statement is being filed to register such excess number of shares of common stock of the Company.

The “Spin-Off” refers to the transaction in which General Electric Company distributed to its stockholders approximately 80.1% of the shares of common stock of the Company on January 3, 2023.

Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statement are incorporated by reference into this Registration Statement, except that the provisions contained in Part II of the Prior Registration Statement are modified as set forth in this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with the Commission by the Company are incorporated by reference in this Registration Statement:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 15, 2023.

2.	The Company’s Current Reports on Form 8-K filed on January 4, 2023 and February 3, 2023, and Item 8.01 of the Company’s Form 8-K filed on January 10, 2023.

3.	The description of the Company’s common stock included in Exhibit 4.4 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 15, 2023.

All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items) and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits

Exhibit No.	Exhibit Document
5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2	Consent of KPMG LLP, independent registered public accounting firm.

23.3	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included on signature pages of this Registration Statement).

107	Filing Fee Table.

SIGNATURES

Pursuant to the requirements of the Securities Act, GE HealthCare Technologies Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, state of Illinois, on February 15, 2023.

GE HEALTHCARE TECHNOLOGIES INC.

By:	/s/ Peter J. Arduini
	Name:	Peter J. Arduini
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Frank R. Jimenez and Jenny L. Lauth, acting singly, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed on February 15, 2023, by the following persons in the capacities indicated.

Signature	Title

/s/ Peter J. Arduini	Chief Executive Officer and Director
Peter J. Arduini	(Principal Executive Officer)

/s/ Helmut Zodl	Chief Financial Officer (Principal Financial Officer)
Helmut Zodl

/s/ George A. Newcomb	Chief Accounting Officer (Principal Accounting Officer)
George A. Newcomb

/s/ H. Lawrence Culp, Jr.	Chairman of the Board of Directors
H. Lawrence Culp, Jr.

/s/ Rodney F. Hochman	Director
Rodney F. Hochman

/s/ Lloyd W. Howell	Director
Lloyd W. Howell

/s/ Risa Lavizzo-Mourey	Director
Risa Lavizzo-Mourey

/s/ Catherine Lesjak	Director
Catherine Lesjak

/s/ Anne T. Madden	Director
Anne T. Madden

/s/ Tomislav Mihaljevic	Director
Tomislav Mihaljevic

/s/ William J. Stromberg	Director
William J. Stromberg

/s/ Phoebe L. Yang	Director
Phoebe L. Yang